Exhibit 3.2

ARTICLES OF AMENDMENT

To the Secretary of State of the State of Idaho Pursuant to Title 30, Chapter 1, Idaho Code, the undersigned corporation amends its articles of incorporation as follows:

1. The name of the corporation is: New Jersey Mining Company

2. The text of each amendment is as follows:

Article VI

1. The aggregate number of shares which this corporation shall have authority to issue is 201,000,000, of which 200,000,000 shares shall be Common Stock having no par value per share and 1,000,000 shares shall be Preferred Stock having no par value per share.  Cumulative voting rights shall not exist with respect to any shares of stock of securities converted into shares of stock of the Corporation.

3. The date of adoption of the amendment(s) was:  October 28, 2011.

4. Manner of adoption:

Approval by the shareholders is required and the shareholders duly approved the amendment(s) as required by either Title 30, Idaho Code or by the Articles of Incorporation.

Dated:  November 8, 2011

Signed:  /s/ Grant A. Brackebusch

Typed Name:   Grant A. Brackebusch

Capacity: Vice President

FILED EFFECTIVE

11 NOV 10 AM 9:04

SECRETARY OF STATE

STATE OF IDAHO